Exhibit 99

News Release

AT JOHNSON OUTDOORS:		AT FRB|WEBER SHANDWICK:
Paul A. Lehmann VP and Chief Financial Officer (262) 631-6600	Cynthia Georgeson Media Contact (262) 631-6600	Larry Stein General Inquiries (312) 266-7800

FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 10, 2003

Johnson Outdoors Announces Preliminary 2003 Earnings Guidance

         RACINE, WISCONSIN, November 10, 2003….Johnson Outdoors Inc. (JOUT/Nasdaq) announced today it anticipates its fiscal year 2003 earnings per diluted share to be in the range of $0.60 — $0.63 (pending completion of the audit of the Company’s financial statements).  The earnings range reflects a projected fourth quarter loss of $0.43 — $0.46 per diluted share.

        A strong fourth quarter finish by the Motors and Outdoor Equipment businesses was offset by continued operational issues in the Company’s Watercraft business. Watercraft results and fourth quarter charges totaling slightly more than $4.0 million ($0.29 per diluted share) drove the operating loss for the quarter. These charges, which stem from operational changes to improve long-term efficiency and rationalize the Company’s manufacturing capacity and inventory investments, include:

•	Costs to close the Miami, Florida Extrasport facility and outsource production ($0.9 million);
•	Reorganizations in the Watercraft and Outdoor Equipment businesses ($0.7 million); and
•	Production and product line changes and associated write-downs of inventory, tooling and equipment ($2.4 million).

        The Company currently expects to announce its 2003 financial results on November 20, 2003. The Company’s regular quarterly conference call is scheduled for 11:00 a.m. EST on that date.

ABOUT JOHNSON OUTDOORS INC.
(JOUT/Nasdaq)

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Motors, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others:  Old Town® canoes and kayaks; Ocean™, Necky™ and Dimension® kayaks; Minn Kota® motors; Scubapro® and SnorkelPro; Uwatec®; and Eureka® tents.  Helen Johnson-Leipold is Chairman & CEO of the Company which has more than 25 locations around the world and employs 1,400 people.

Visit Johnson Outdoors online at www.johnsonoutdoors.com.

        Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s earnings projections for its fiscal 2003 fourth quarter and year end. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include unanticipated issues arising out of the closing of the Company’s books and the completion of its fiscal 2003 audit. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.